SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  November 6, 2000



                     McMoRan Exploration Co.

    Delaware                001-07791                72-1424200
(State or other            (Commission             (IRS Employer
 jurisdiction of           File Number)            Identification
 incorporation or                                      Number)
  organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000


Item 5.   Other Events.
McMoRan Exploration Co. announces the following exploration drilling update:

On October 24, 2000 we commenced drilling the #1 exploratory well at Main Pass Block 86/97. The well is planned to reach a total measured depth of 10,500 feet during the fourth quarter of 2000. We currently own a 71.3 percent working interest and a 51.3 percent net revenue interest in the prospect, which is located in 69 feet of water, approximately 60 miles offshore Louisiana.

Drilling  continues on our Eugene Island Block  97,  State  Lease
#16033 and State Lease 340 exploratory wells.

As previously reported, we re-commenced drilling at the Vermilion Blocks 144/145 #3 well on October 11, 2000. The well was drilled to a total measured depth of approximately 17,250 feet on October 30, 2000. After assessing the related drilling data, we concluded that the well did not contain commercial quantities of oil and gas reserves and have commenced plugging and abandonment
operations.   As  a  result,  we will charge  approximately $6
million to exploration expense during the fourth quarter of 2000.

The rig involved in drilling the Vermilion Blocks 144/145 #3 well will move to our prospect at Eugene Island Block 193, where we plan to commence drilling an exploratory well in the fourth quarter of 2000 to an expected total measured depth of
approximately 17,600 feet.   We  currently own  a  53.4  percent
working interest  and  a  41.7  percent  net  revenue
interest  in  this prospect.   This prospect covers 10,000 acres
and is located in approximately 100 feet of water, 135 miles offshore Louisiana.

Cautionary Statement: This report contains forward-looking statements in which we discuss actions and events that we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding our planned exploration drilling and production activities. Important factors that might cause future results to differ from these forward-looking statements include drilling risks, the market value of oil and gas, uncertainties in interpreting engineering data, industry risks and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the SEC.


                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By:  /s/ C. Donald Whitmire Jr.
                                   ------------------------------
                                       C. Donald Whitmire, Jr.
                                  Vice President & Controller -
                                        Financial Reporting
                                  (authorized signatory and
                                   Principal Accounting Officer)

Date:  November 6, 2000